Exhibit 5.1

700 12th Street, NW
Washington, DC 20005

October 27, 2023

Jet.AI Inc.
10845 Griffith Peak Dr.

Suite 200

Las Vegas, Nevada 89135

Ladies and Gentlemen:

We have acted as counsel to Jet.AI Inc. (fka Oxbridge Acquisition Corp.) , a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission of a registration statement on Form S-1 (File No. 333-274432) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to (A) the issuance by the Company of up to 11,489,334 shares (the “JTAIW Warrant Shares”) of the Company’s common stock par value $0.0001 per share (“Common Stock”), upon the exercise of 11,489,334 outstanding warrants (the “JTAIW Warrants”) and (B) the offer and sale from time to time by certain selling stockholders named in the Registration Statement of up to 32,330,074 shares of Common Stock, consisting of:

1.	385,000 shares of Common Stock (the “Maxim Shares”) issued to Maxim Partners LLC (“Maxim Partners”),
2.	112,700 shares of Common Stock (the “Series A Underlying Shares”) issuable to Maxim Partners upon conversion of shares of Series A Convertible Preferred Stock, par value $0.0001 (“Series A Preferred Stock”) of the Company, as well as up to 12,300 shares of Common Stock issuable to Maxim Partners in lieu of payment of cash dividends on the shares of Series A Preferred Stock (the “Series A PIK Shares”),
3.	548,127 shares of Common Stock (the “Meteora Shares”) issued pursuant to an agreement dated as of August 6, 2023, among the Company and (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, “Meteora”) for OTC Equity Prepaid Forward Transactions (as amended through the date hereof, the “Forward Purchase Agreement”) and a related subscription agreement entered into on August 6, 2023 (as amended through the date hereof, the “FPA Funding Amount PIPE Subscription Agreement”),
4.	up to 400,000 shares of Common Stock (the “GEM Fee Shares”) issuable in satisfaction of a commitment fee of $800,000 payable pursuant to a Share Purchase Agreement, dated as of August 4, 2022 (the “Share Purchase Agreement”), among the Company (as successor to Jet Token Inc.), GEM Yield LLC SCS and GEM Yield Bahamas Limited (together with GEM Yield LLC SCS, “GEM”),

5.	up to 20,000,000 shares of Common Stock (the “GEM SPA Shares”) issuable to GEM under the Share Purchase Agreement,
6.	up to 2,179,447 shares of Common Stock (the “GEM Warrant Shares”) issuable to GEM upon the exercise of a warrant to purchase shares of our Common Stock (the “GEM Warrant”), which GEM Warrant was issued pursuant to the Share Purchase Agreement,
7.	57,500 shares of Common Stock (the “Series A Underlying Shares”) issuable to OAC Sponsor Ltd. (the “Sponsor”) upon conversion of shares of Series A-1 Convertible Preferred Stock, par value $0.0001 (“Series A-1 Preferred Stock”) of the Company,
8.	2,875,000 shares of Common Stock (“Sponsor Shares”) owned by Sponsor, and
9.	5,760,000 shares of Common Stock (“PP Warrant Shares”) issuable to Maxim Partners and to Sponsor upon exercise of 5,760,000 warrants (the “Private Placement Warrants”).

On February 24, 2023, the Company entered into a Business Combination Agreement, which was amended by Amendment No. 1 to the Business Combination Agreement, dated as of May 11, 2023 (the “Business Combination Agreement”) with OXAC Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company, Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), a Delaware limited liability company and a direct, wholly owned subsidiary of the Company, and Jet Token Inc., a Delaware corporation (“Jet Token”). In connection with the consummation of the transactions contemplated by the Business Combination Agreement (the “Business Combination”), (a) the Company changed its jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), and (b) outstanding shares of Jet Token’s common stock, including Jet Token’s Series Seed Preferred Stock and Series CF Non-Voting Preferred Stock, were cancelled and automatically converted into the right to receive a number of shares of the Company’s Common Stock as well as warrants to acquire a number of shares of the Company’s Common Stock.

In connection with the Domestication, the Company changed its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act (2021 Revision) and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing an application to deregister with the Cayman Islands Registrar of Companies and by filing a certificate of corporate domestication (the “Certificate of Domestication”) simultaneously with a certificate of incorporation (the “Certificate of Incorporation”), in each case in respect of the Company with the Secretary of State of the State of Delaware.

On the effective date of the Domestication, the Company’s then issued and outstanding Class A Ordinary Shares, par value $0.0001 per share, automatically converted, on a one-for-one basis, into shares of Common Stock of Jet.AI, Inc. and the Company’s then issued and outstanding Class B Ordinary Shares, par value $0.0001 per share, automatically converted, on a one-for-one basis, into Common Stock of Jet.AI, Inc. Similarly, all of the Company’s then outstanding warrants became JTAIW Warrants.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus (the “Prospectus”) other than as expressly stated herein.

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In connection with the opinion contained herein, we have examined the Registration Statement, as well as pre-effective amendments thereto, and the related Prospectus, the Certificate of Domestication, the Certificate of Incorporation, Bylaws of the Company, relevant resolutions of the board of directors of the Company, the Series Designation of each of the Series A Preferred Stock and Series A-1 Preferred Stock, the Forward Purchase Agreement, the FPA Funding Amount PIPE Subscription Agreement, the Warrant Agreement related to the JTAIW Warrants and the Private Placement Warrants (the “JTAI Warrant Agreement”), dated August 11, 2021, by and between the Company and Continental Stock Transfer & Trust Company and the GEM Warrant, as well as such other records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed, without independent investigation, the accuracy of all representations and statements in the documents we have reviewed, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies and the authenticity of the originals of such copies, that the Domestication was duly and validly consummated and the actions set forth above occurred in compliance with all applicable laws and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others. We have not undertaken any independent review or investigation to determine the existence or absence of such facts, and no inference as to our knowledge of such facts should be drawn from the fact of our representation of the Company.

Based upon the foregoing and qualified in the manner and to the extent set forth herein, we are of the opinion that (A) the Maxim Shares, the Meteora Shares and the Sponsor Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable; (B) the JTAIW Warrant Shares and PP Warrant Shares have been duly authorized by the Company and will be, when issued upon exercise of the JTAIW Warrants and Private Placement Warrants, respectively, in accordance with the terms of the JTAI Warrant Agreement, legally and validly issued, fully paid and non-assessable; (C) the Series A Underlying Shares and the Series A-1 Underlying Shares have been duly authorized by the Company and will be, when issued upon conversion of Series A Preferred Stock or Series A-1 Preferred Stock, respectively, in accordance with the terms thereof, legally and validly issued, fully paid and non-assessable; (D) the Series A PIK Shares have been duly authorized by the Company and will be, when issued in accordance with the terms of the Series A Preferred Stock, legally and validly issued, fully paid and non-assessable; (E) the GEM Fee Shares and the GEM SPA Shares have been duly authorized by the Company and will be, when issued in accordance with the terms of the Share Purchase Agreement, legally and validly issued, fully paid and non-assessable; and (F) the GEM Warrant Shares have been duly authorized by the Company and will be, when issued upon exercise of the GEM Warrant in accordance with the terms thereof, legally and validly issued, fully paid and non-assessable.

These opinions are limited to the DGCL and we render no opinion herein as to matters involving the laws of any jurisdiction, including any state, territory or possession of the United States of America, including any state “blue sky” laws, federal securities law, rule or regulation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the Prospectus under the heading “Legal Matters.”

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP

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